Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. on Form S-3 of our report dated January 5, 2015, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2014 and 2013 and for the years then ended appearing in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
April 16, 2015